BlackRock Financial Management, Inc.

100 Bellevue Parkway

Wilmington, Delaware 19809

April 3, 2013

Prudential Investments LLC

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102-4077

AST Investment Services, Inc.

One Corporate Drive

Shelton, Connecticut 06484

Re: Contractual Waiver of Subadvisory Fee

Ladies and Gentlemen:

Pursuant to the subadvisory agreement (the “Agreement”), dated as of April 3, 2013, between Prudential Investments LLC (“PI”), AST Investment Services, Inc. (“AST” and together with PI, the “Co-Managers”) and BlackRock Financial Management, Inc. (“BlackRock”), BlackRock serves as subadviser to AST BlackRock iShares ETF Portfolio (the “Fund”). As compensation for services provided to the Fund by BlackRock under the Agreement, the Co-Managers pay BlackRock an advisory fee on the Fund’s net assets managed by BlackRock that is equal, on an annualized basis, to the rates set forth on Schedule A of the Agreement.

By this letter, BlackRock contractually agrees to June 30, 2014 to waive all or a portion of its subadvisory fee equal to the Fund’s expenses related to its investments in investment companies, including exchange-traded funds, managed or advised by BlackRock or its “affiliated persons” (as defined in Section 2(a)(3) of the Investment Company Act of 1940, as amended).

To indicate your acknowledgement of this letter, please execute and return to BlackRock an original of this letter and retain an original for your files.

Respectfully,

BlackRock Financial Management, Inc.

By:

Name:
Title:

This letter is hereby acknowledged.

Prudential Investments LLC

By:

Name: Timothy S. Cronin

Title: Senior Vice President

AST Investment Services, Inc.

By:

Name: Timothy S. Cronin

Title: President